Board of Directors
Sino Gas International Holdings, Inc.

Consent of Independent Registered Public Accounting Firm

We hereby consent to your reference of our reviewed report dated April 30, 2010 on the consolidated financial statements as of March 31, 2010 and December 31, 2009, and for the three-month periods ended March 31, 2010 and 2009, of Sino Gas International Holdings, Inc., from the Company’s Quarter Report on Form 10-Q.

For the purpose of the aforesaid Form 10-Q, we also consent to the reference of our firm as "Experts" under the Experts' caption, which, in so far as applicable to our firm means accounting experts.

South San Francisco, California	Samuel H. Wong & Co., LLP
May 13, 2010	Certified Public Accountants